THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202

                                                    FOR IMMEDIATE RELEASE

                PROCTER & GAMBLE CONFIRMS PRIOR EARNINGS GUIDANCE
                            FOR FIRST QUARTER 2004/05
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         CINCINNATI, Sept. 9, 2004 - The Procter & Gamble Company (NYSE: PG)
confirmed previously announced earnings guidance for the July to September quarter in line with analysts' current consensus estimate. The current consensus estimate is $0.72 per share, an increase of 14 percent versus the prior year.

         The company also confirmed it expects organic sales growth, which excludes the estimated impacts of acquisitions and divestitures as well as foreign exchange, in the range of four to six percent for the quarter. Organic volume growth is expected in the high-single digit range. The strong top-line momentum continues to be led by exceptional developing market growth as well as a robust first quarter initiative program. New product introductions and upgrades in fabric and home care, baby care and beauty care have helped overcome the strong base period that included the launch of Prilosec OTC(R).

         Total sales growth is expected to be in the low-double digits for the quarter. This includes approximately a two to three percent benefit from foreign exchange and an additional four to five percent from acquisitions and divestitures, primarily Wella. It also includes estimated price and mix impacts of minus two to three percent, mainly as a result of rapid developing market growth.

         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella); (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products; (10) the ability to stay close to consumers in an era of increased media fragmentation; and (11) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

         This press release includes a discussion of organic sales growth which is a non-GAAP measure. Organic sales growth excludes the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The company believes this measure provides investors with a more complete understanding of underlying results and trends by providing sales on a consistent basis.

ABOUT P&G
---------
         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Clairol Nice `n Easy(R), Head & Shoulders(R) and Wella. The P&G community consists of about 110,000 employees working in almost 80 countries worldwide. Please visit HTTP://WWW.PG.COM for the latest news and in-depth information about P&G and its brands.
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P&G MEDIA CONTACT:
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In the US: 1-800-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
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Thomas T. Tippl - (513) 983-2414